EMPLOYMENT AGREEMENT


THIS AGREEMENT, entered into the 23rd day of November, 1999, by and between Harrell International, Inc a Delaware corporation (the "Company"), and PAUL L. BARHAM ("Marks") (DOB 9.21.1953) to be effective on the Effective Date (as defined below):

WITNESSETH:

WHEREAS, the Company desires to receive the benefit of Barham's knowledge, experience, management ability, reputation and contacts in the hospitality industry; and

WHEREAS, Barham is willing to remain in the employ of the Company on the terms hereinafter provided;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties do hereby agree as follows:

1. Employment. The Company hereby agrees to employ Barham and Barham hereby accepts employment and agrees to perform the services specified herein upon the terms and conditions hereinafter set forth, and as set forth in the employee handbook.

2. Term. Subject to the provisions of termination hereinafter set forth, the term of this Agreement shall be effective as of November 23, 1999 (The "Effective Date") and ending on November 23, 2002. (The "Initial Term")

3. Automatic Annual Renewal. This Agreement will be automatically renewed annually up to age 62; commencing with a date one year after the date of this Agreement, for successive three year terms, (the "Renewal Terms") unless terminated by either party upon written notice submitted to the other, at least 30 days prior to the end of the first year of the Initial Term or, at least 30 days prior to the end of any subsequent year, or unless terminated pursuant to Section 14 hereunder. Further renewals of the three year term beyond age 62 will be at the Board of Director's discretion. The Renewal Terms shall be on the same terms and conditions as the Initial Term under this Agreement except the compensation terms which shall be governed by paragraph 6(i) below. The last day of the Initial Term or any Renewal Term in which Termination Notice is received shall be referred to as the Termination Date. In the event that notice is given by the Company of its intention not to renew this Agreement, the Company can at it's option elect either to pay Barham the remaining two years of the current term of this Agreement, in a lump sum, or require that Barham continue in his capacity with the Company and continue to pay his salary and other benefits in the usual way, or a combination of the foregoing, with the continued employment of Barham for a period of less than two years and an appropriate lump sum, representing the remaining portion of the two year period of notice, payable on the Termination Date.

4. Duties. Barham has been elected and is engaged for the term of the Agreement as the Chief Executive Officer of this Company. In such capacity, Barham will, as reasonably requested by the Board of Directors of the Company from time to time, carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of the Company and its subsidiaries, which are engaged in the hospitality business and related businesses.

5. Extent of Service. Barham agrees to perform to the best of his abilities such duties as hereinabove described and to devote full time, attention and energy to the business of the Company and the Company's subsidiaries, which are engaged in the hospitality business, as is necessary to fulfill such duties.

6. Compensation. The compensation to be paid by the Company to Barham and which Barham agrees to accept from the Company shall be as follows:

(i) A Salary at an initial annual rate of One Hundred and Ten Thousand (110,000)Dollars, subject to an automatic annual 5% increase, and to such increases as the Board of Directors of the Company may, in its sole discretion, from time to time determine.

Such salary compensation shall be payable on a current basis in equal installments not less frequently than monthly, subject to applicable withholding.

(ii) An Automobile Allowance, initially at the rate of $650 per month, subject to such increases as the Board of Directors of the Company may, in its sole discretion, from time to time determine,

(iii) Participation in the Corporate Executive Bonus Plan, as implemented on January 24, 1998, subject to any modifications as the Board of Directors of the Company may, in its sole discretion, from time to time determine,

(iv) The retirement and other benefits accruing to Barham under the "Retirement Only Continuation Fixed and Flexible Premium Life Insurance Agreement", resolved by the Board of Directors of the Company on January 19, 1998 and entered into on April 22, 1998, between the Company and Barham,

(v) Participation in the Employee Stock Option plan, when one is implemented, commensurate with other members of the Board of Directors, key officers and executives of the Company.

7. Benefits. Barham shall be entitled to participate in such other employee benefit programs, plans and policies, including but not limited to vacation, sick, medical, dental, life and long term disability plans, as are maintained by the Company and as may be established for the executive employees of the Company from time to time on the same basis as other executive employees are entitled thereto. It is understood that the establishment, termination or change in any such executive employee benefit programs, plans or policies shall be at the discretion of the Board of Directors of the Company to exercise in its sole discretion, from time to time, and any such termination or change in such program, plan or policy will not affect this Employment Agreement so long as Barham is treated on the same basis as other executive employees participating in such program, plan or policy, as the case may be. Upon termination of employment, without regard to the manner in which the termination was brought about, Barham's rights in such employee benefit programs, plans or policies shall be governed solely by the terms of the program, plan or policy itself and not this Agreement.

8. Working Facilities. During the term of his employment, Barham shall be furnished with a private office, secretarial services and such other facilities and services as are commensurate with his position with the Company and adequate for the performance of his duties under this Employment Agreement.

9. Expenses. Barham is authorized to incur reasonable expenses for the discharge of his duties hereunder in the promotion of the business of the Company, including expenses for entertainment, travel and related items. The Company shall reimburse Barham for all such expenses upon presentation by Barham from time to time of itemized accounts of expenditures incurred in accordance with customary Company policies.

10. Non-Competition. Barham understands that he has been exposed to, and will further develop and be exposed to, confidential information and trade secrets of the Company or its customers, including (without limitation), intimate knowledge of customer requirements, business procedures, price lists, financial data, records, customer lists and frequency and variety of work associated with particular customers (hereinafter called "Confidential Information"). Confidential Information has been and will continue to be developed for commercial advantage and at the expense of the Company, and maintenance by the Company of the proprietary nature and confidentiality of Confidential Information to the fullest extent is important to the Company. As part of the essence of the consideration hereof, Barham agrees that (i) during the term of the employment of Barham under this Agreement and for a period of one year immediately following termination of his employment with the Company if such termination is by the Company with Cause, or by Barham without Good Reason, Barham will not, for himself or on behalf of any other person or persons, firm, partnership, company or corporation, engage in any other business which is in competition with the Company, either as a principal, partner, agent, employee, director or officer, within the cities in which the Company operates hotels unless Barham has received written consent from the Company, (except that this shall not be construed as preventing Barham from or requiring him to obtain consent of the Company prior to purchasing less than five percent (5%) of the outstanding shares of publicly traded stock of any competitive business or enterprise in the trade area of the Company); (ii) that during the term of the employment of Barham under this Agreement, and for a period of one year immediately following termination of his employment by the Company with Cause, or by Barham without Good Reason, Barham will not, for himself or on behalf of or in conjunction with any other person or persons, firm, partnership, company or corporation, call upon any client or clients of the Company with whom his first contact occurred during his period of employment or consultation with the Company or its predecessors for the purposes of soliciting business from and/or diverting or taking away business of such clients of the Company. In the event this section is determined by a court of competent jurisdiction to exceed geographical, temporal or scope of activity limitations permitted by applicable law, this section shall be reformed by the court to the maximum permitted limitation.

11. Non Disclosure of Information. Barham recognizes and acknowledges that he will have access to certain Confidential Information of the Company which is a valuable, special and unique asset of the Company's business. He therefore covenants and agrees, which covenant and agreement is of the essence of this Agreement, that during or after the term of his employment, he will not reveal to anyone not an employee, officer, agent or consultant of the Company at any time the Confidential Information of the Company, and that upon termination of his employment, he will return to the Company all records and documents (and all copies thereof) and all other property belonging to the Company or relative to its business.

12. Solicitation and Enticement of Employees. Barham agrees that during the term of his employment by the Company and for a period of one (1) year after termination of his employment with the Company, he will not solicit or entice any other employee of the Company to leave the Company to go to work for any other business or organization which is in direct or indirect competition with the Company.

13. Successor Companies. Notwithstanding anything in this Agreement to the contrary, Sections 10, 11 and 12 hereof shall not apply and shall be of no force and effect in the event Barham is employed by any person who purchases voting control of the Company purchases substantially all of the assets of the Company, or is the survivor of any merger or other combination with the Company.

14. Termination.
(a) Death. In the event Barham dies during the term of this Agreement, the Company shall pay to his executors, administrators or heirs and amount equal to the Barham's salary and benefits for the remaining period of any term hereunder (but in no event shall such sum be less than two (2) years! salary), in a lump sum, which amount the Company will insure on the life of Barham, as long as such insurance is available at commercially reasonable terms. If such insurance is not available, the Company will pay such amounts to his executors, administrators or heirs in monthly installments.
The Company shall thereafter have no further liability to his executors or administrators or to any other person claiming under him for compensation in accordance with the terms hereof, except that arising under the Retirement -Only Continuation Fixed and Flexible Premium Life Insurance Agreement. Benefits shall be payable in accordance with their respective terms as provided in Section 6 hereof.
(b) Disability. In the event Barham should be prevented from performing his duties hereunder by reason of illness or incapacity for a period of twelve months during the term hereof, the Company shall have the right to terminate the employment of Barham under this Agreement. The Company shall continue to pay to Barham his compensation under Sections 6 and 7 above in relation to such twelve months of disability prior to termination, and following termination the Company will pay any amount of compensation remaining under the term of this Agreement; but in no event shall such sum be less than two
(2) year's salary.
(c ) Termination by Company for Cause. The Company may terminate Barham's employment under this Agreement for Cause at any time. For purposes of this Agreement, the Company shall have "Cause" to terminate Barham's employment if he (i) is convicted of one or more acts constituting a felony; or (ii) is convicted of fraud or one or more acts constituting serious moral turpitude; or (iii) misappropriates the Company's assets or engages in gross misconduct materially injurious to the Company or its affiliates or subsidiaries; or (iv) willfully refuses or grossly neglects to perform the duties reasonably assigned to him by the Board of Directors of the Company. Upon any termination of Barham's employment under this section, the Company shall have no further obligation under this Agreement to make payments to, or bestow any benefits upon Barham after the date of the termination, other than compensation payments or benefits accrued, due and payable to Barham prior to the date of termination under Sections 6 and 7 above.
(d) Termination by Company Without Cause. In the event of the termination of Barham's employment under this Agreement by the Company without cause (except as may be otherwise provided in this Section 14), any remaining amounts of compensation due to Barham under Sections 6 and 7 for the remaining term of this Agreement (but in no event less than two year's salary) shall be paid in full, on the Termination Date, which date shall be no more than 30 (thirty) days after the Company terminates Barham's employment hereunder.
(e) Termination by Barham With Good Reason. Barham may terminate his employment for Good Reason. For purpose of this Agreement," "Good Reason" shall mean: (i) without Barham's consent, the assignment to Barham of substantial duties inconsistent with Barham's position, duties, responsibilities and status with the Company, or any removal of Barham from his title's and offices, except in connection with the termination of Barham's employment for the cause or disability or as a result of Barham's death; (ii) any material change in this Agreement without Barham's consent (iii) the Company's requiring Barham to relocate anywhere other than the Dallas, Texas area except for required travel on the Company's business travel obligations, or, in the event Barham consents to such relocation out of the State of Texas the failure by the Company to pay or reimburse Barham for all reasonable moving expenses incurred by Barham relating to a change of Barham's principal residence in connection with such relocation and to indemnify Barham against any loss (defined as the difference between the actual bona fide sale price of such residence and the fair market value of such residence as determined by a member of the Society of Real Estate Appraisers designated by Barham and satisfactory to the Company) realized in the sale of Barham's principal residence in connection with any such change of residence. In the event of termination under this Section 14(e), the Company shall pay to Barham the balance of his compensation under Section 6 and any accrued entitlements under
Section 7 for the remaining term of this Agreement (but in no event less than two year's salary) on the Termination Date.
(f) Change of Control. In the event of a Change of Control (as defined below), Barham shall have the right during the 120-day period after consummation of the Change of Control to terminate his employment and the Company shall continue to make semi-monthly payments to him for a period of three (3) years at the rate per year in effect under Sections 6 and 7 as of the date of termination. For purposes of this Agreement," Change of Control" means:
(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) or the Securities Exchange Act of 1934, as amended (the Exchange Act")) (a "Person") (other than Merchant Capital Holdings ("MCH"), any entity controlled by Geoffrey Dart, Gerard Thompson or a Person who is the beneficial owner of 10% or more of the combined voting power of the outstanding voting securities of Harrell International as of the date hereof) of beneficial ownership (within the meaning of Rule I 3d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided however that any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control; or (ii) approval by the shareholders of the Company of reorganization, merger of consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination. In the event of such termination following a Change of Control, Barham shall have no right to, and the Company shall have no obligations to pay, any other or further sums, except for the payment required pursuant to this Section 14(1) , for or in relation to severance or other compensation relating to termination of his employment with the Company

15. Specific Performance. The Company and Barham jointly and severally, acknowledge that it would be impossible to calculate or ascertain accurately and definitively the damages the Company would sustain from a breach by Barham of the provisions of Sections 10, 11, and 12 hereof and that no adequate remedy at law exists. Accordingly, in the event of a threatened breach by Barham of said provisions, the Company shall be entitled to an injunction restraining such prohibited activity. Nothing herein, however, shall be construed as prohibiting the Company for such pursuing breach or threatened breach, including the recovery of damages from Barham.

16. Stock Options upon purchase of Shares by Merchant Capital Holdings, Ltd. The execution of this Agreement is required by Merchant Capital Holdings, Ltd, ("MCH") as part of its closing of the Stock Acquisition and Option Agreement (the "SAOA") that it is entering into contemporaneously with the Company. As a material inducement to Barham to agree to the Non Competition provisions in paragraph 10 herein, and to enter into this Agreement, Barham will be issued six year options, from the date at which MCH purchases each installment of shares and receives options to purchase further shares in the Company, for Barham to purchase shares in the Company equal to 50% of each installment of options issued to MCH under the SAOA, at prices and under terms equal to the MCH share options.

17. Option to Rescind this Agreement In the event that MCH do not complete the purchase of one million shares as detailed in the SAOA by the deadline or any agreed upon extension thereof, Barham, at his sole election, shall have the right to rescind this Agreement.

18. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail (return receipt requested) to the addresses as follows:

If to Barham:            If to the Company:

1354 Crosstimber Drive        211 E. Louisiana St.
Southlake, Texas 75069        McKinney, TX  75069


or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

19. Assignment. The rights and obligations of the Company under this Agreement shall injure to the benefit of and be binding upon its successors and assigns. The rights and obligations of Barham under this agreement are of personal nature and shall neither be assigned nor transferred in whole or in part by Barham.

20. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas.

21. Non-Waiver. No waiver of or failure to assert any claim, right, benefit or remedy hereunder shall operate as a waiver of any other claim, right, benefit or remedy of the Company or Barham.

22. Amendment. This Agreement may be modified or amended only by written instrument executed by the parties hereto.

23. Entire Agreement This Agreement sets forth the entire agreement between the parties pertaining to the subject matter hereof and hereby supersedes and cancels any and all previous agreements entered into between the parties hereto or their parents, affiliates, or predecessors. Barham hereby disclaims reliance on any promise of the Company or its parent, affiliates, or predecessors, other than as set forth specifically herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

For the Company               Paul L. Barham


______/Signature/________     ______/Signature/________
Gerard Thompson, Director